For Immediate Release: June 5, 2012

Lee Allan
Director of Corporate Communications
Griffin Capital Corporation
lallan@griffincapital.com
Office Phone: 310-606-5900
Cell Phone: 310-621-1601

Griffin Capital Net Lease REIT Acquires Yet Another Business Essential Property Guaranteed by a Dow Jones Industrial-Component Company

LOS ANGELES, CA - Griffin Capital Corporation ("Griffin") announced today its flagship fund, Griffin Capital Net Lease REIT, Inc. (the "REIT") purchased a 114,300 square foot assembly and manufacturing facility (the "Facility") 100% leased to and occupied by GE Aviation Systems, LLC ("GE Aviation"). The asset is stabilized by a long term triple-net lease guaranteed by GE Aviation's parent, General Electric Company (NYSE:GE), one of the world's largest and most diversified technology and financial services corporations. The REIT, which is focused on acquiring institutional-quality, business essential, single-tenant, office and industrial properties net-leased to creditworthy corporate tenants, acquired the property for $13 million.

The Facility is located in Whippany, New Jersey, approximately 25 miles northwest of Newark Liberty International Airport. Strategically located in the North Central New Jersey Industrial Market, its location offers ready access to the industrial markets of Northern New Jersey and New York City. The Facility's location within Morris County provides excellent distribution accessibility on both a regional and local basis as it is located at the confluence of Interstates 80, 280, and 287, all major trucking transportation routes within North Central New Jersey.

"The acquisition of the GE Aviation property represents our second major acquisition in the Northeast this year. The key attributes of this acquisition include institutional quality real estate, located in one of the largest metropolitan markets in the country, with superior tenant credit quality and lease term characteristics. GE Aviation continues to demonstrate its long term commitment to the property by investing significant capital to improvement its space." stated Don Pescara, Griffin's Managing Director of Acquisitions.

"The REIT's last three acquisitions include properties leased to affiliates of, or guaranteed by, GE, Westinghouse and AT&T - three long-standing components of the traditional Dow Jones 30 Industrial Average - and now over 2/3rds of the REIT's Net Operating Income is generated by investment grade-rated tenants, adding great stability to the REIT cash flow" added Kevin Shields, Griffin's Chief Executive Officer.

About Griffin Capital Net Lease REIT and Griffin Capital Corporation

Griffin Capital Net Lease REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes ten office and industrial distribution properties totaling approximately 2.7 million rentable square feet and over $250 million in value as measured by property purchase price. The REIT's sponsor is Griffin Capital Corporation, a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14.0 billion of transaction value and more than 400 transactions, Griffin has acquired or constructed over 11 million square feet of space since 1996. Griffin currently owns and manages a portfolio consisting of over 8.2 million square feet of space, located in 12 states and representing approximately $1 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.